UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2006
Date of Report (Date of earliest event reported)

RAVEN GOLD CORP.
(Exact name of registrant as specified in its charter)

NEVADA	20-2551275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2470 Saint Rose Parkway, Suite 304
Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)

1-250-807-2971

Issuer's telephone number
RAVEN GOLD CORP.

2470 SAINT ROSE PKWY, SUITE 304, HENDERSON. NV, 89074
(Former name or former address, if changed since last report)

95 Howe St., Suite 902, Box 12, Vancouver, British Columbia, Canada

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01  ENTRY INTO A MATERIAL AGREEMENT

On May 30, 2006, the Company entered into an Option Agreement with Tara Gold Resources Corp. to further develop and advance the La Currita Groupings, including the La Currita Mill (the “Agreement”).

Under the terms of the Agreement, Raven Gold Corp. has the option to earn up to 60% interest in the La Currita Groupings by making certain payments to Tara Gold, issuing 750,000 shares, making all remaining property payments and by spending a minimum of $3.5 million over the next 36 months. In addition to the capital investment on exploration and mill expansion, Raven Gold Corp. is required to expand the La Currita Mill to a minimum of 4,000 tons per month before earning 40% and a minimum of 8,000 tons per month before earning 60% interest.

The property includes 4 mines, a 150 ton/day operating floatation mill and stockpiled ore. The La Currita mine was in steady production from 1983 until 1998. A diamond drilling exploration program conducted in 1998 indicated 109,000 tons of 2.59 g/t Au and 200 g/t Ag.

On June 1, 2006, the Company signed a binding letter of intent to acquire up to a 55% interest in the Las Minitas Silver-Gold Project in Mexico. This Joint-Venture Agreement is between Raven Gold Corp. and Tara Gold Resources Corp.

The Las Minitas Property is located in Sonora, Mexico, approximately 40 air kilometers northwest of the town of Alamos. The property lies at the western edge of the province known as the Sierra Madre Occidental gold-silver belt where a number of successful gold/silver exploration projects are ongoing.

Historical information regarding Las Minitas indicates three mineralized zones of interest that contain an estimated of 13,534,398 million tonnes of ore grading 7.58 oz/t silver and 0.0089 oz/t gold. Metallurgical testing indicates that recoveries of 90% for both silver and gold may be achievable by cyanidation alone.

The Company will focus its initial efforts on the validation of the previous exploration work that outlined three wide, high-grade, lode-type mineralized bodies: the North, Central, and El Negro zones, with postulated strike lengths of 400, 500, and 700 meters respectively. These three zones are considered to be outstanding precious metal exploration targets and Tara Gold is currently developing a plan to confirm previous findings and conduct a focused sampling and drilling program.

The property is the subject of a National Instrument 43-101 Qualifying Property Report prepared for Tara Gold Resources, Corp. by Michael Sandidge, P. Geo., a qualified person, as defined under National Instrument 43-101.

Modeling, based on historical results from 36 reverse circulation drills, indicates that 102 million ounces of silver and 120,000 ounces of gold are present within the Central, El Negro, and Northern zones of Las Minitas. All resource estimates for the property are historical in nature, as they are based on work completed prior to the implementation of NI 43-101 (2001), and therefore should not be relied upon. The Company will focus its initial efforts on the validation of the previous exploration.

About Raven Gold Corp.

Raven Gold Corp. is an international gold mining company, with advanced exploration and development projects. Raven mandate is to initiate an aggressive acquisition policy, focusing on under-explored to advanced stage exploration gold deposits in North and South American Countries. Raven is focused on becoming a low cost gold producer in the next two years, as it puts the La Currita Mines into production in Mexico. Raven's mission is to become the leading gold exploration and Development Company in this region.

About Tara Gold Resources Corp.

Tara Gold Resources Corp. is a growth-oriented precious metals exploration and development company with existing production. It is management's objective to become a significant gold and precious metals producer by increasing our current production at La Currita, re-initiating mining and production at Lluvia de Oro and Picacho, and developing the San Miguel, La Millionaria, and Las Minitas projects in Mexico. We continue to acquire other advanced-stage projects and/or producing mines in one of the most prolific precious metal districts in the world.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro Forma Financials statements.

Not applicable.

(c)	Exhibits.

10.1	Agreement between Amermin S.A. de C.V and Tara Gold Resources Corp.

10.2	Agreement between Las Minitas Groupings and Tara Gold Resources Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVEN GOLD CORP.

Date: September 20, 2006	By:	/s/ Gary Haukeland

Director

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